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                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


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                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                        -----------------------------------
                                                                            2000                  1999
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                               $1,169                $1,315

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              336                   291

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                       130                   139

    Distributed income of investees
      accounted for under the equity method                                        46                     -

    Amortization of capitalized interest                                            4                     4

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                               15                     9
                                                                        -------------        --------------


  Total earnings available for fixed charges                                   $1,670                $1,740
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                   $  344                $  301

  Portion of rent under long-term operating
    leases representative of an interest factor                                   130                   139
                                                                        -------------        --------------

  Total fixed charges                                                          $  474                $  440
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              3.52x                 3.95x
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